Authorization To Sign Reportable Securities Transaction Forms Special Power of Attorney

1. Name and Address of Reporting Person Olympus Corporation	2. Date June 7, 2005	4. Issuer Name and Ticker or Trading Symbol Cytori Therapeutics, Inc. (CYTX)

Olympus Corporation hereby authorizes and designates Issuer’s In-House Counsel (Currently Jonathan Soneff) power to sign and file the following forms and related documents with the United States Securities and Exchange Commission on behalf of Olympus Corporation relative to transactions or holdings of Issuer’s securities:

Form ID, Form 3, Form 4, Form 5, Schedule 13(d), Schedule 13(g) and Form 144.

This Authorization To Sign shall be valid for a period of five (5) years or until it is revoked.

/s/ Masaaki Terada                                June 7, 2005
           Olympus Corporation                            (Date)
Name: Masaaki Terada
Title:  Director / Corporate R&D Center